EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Catasys, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, 333-153053, and 333-158407, and on Form S-8 Nos. 333-123773, 333-136446, 333-149766, 333-153054, and 333-173662 of Catasys, Inc. of our report dated February 27, 2017, with respect to the consolidated financial statements of Catasys, Inc. as of and for the years ended December 31, 2016 and 2015, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

February 27, 2017